Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Matthew S. Kohnke, CFO	www.dormanproducts.com
(215) 997-1800 x 5182
E-mail: MKohnke@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Fourth Quarter and Year Ended December 25, 2010

Colmar, Pennsylvania (February 22, 2011) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the fourth quarter ended December 25, 2010.

Revenues for the three months ended December 25, 2010 increased 27% over the prior year to $122.5 million from $96.7 million last year. Net income in the fourth quarter of 2010 was $12.2 million compared to $7.7 million in the same period last year and diluted earnings per share rose 56% to $0.67 from $0.43 last year.

For the year ended December 25, 2010 and December 26, 2009:

•

Revenues in 2010 increased 20.8% over the prior year to $455.7 million from $377.4 million last year. Revenue growth in both periods continues to be driven by strong overall demand for our products and higher new product sales.

•	Net income in 2010 was $46.1 million compared to $26.5 million last year, while diluted earnings per share rose 73% to $2.55 from $1.47.

•	Gross profit margin was 37.9% in 2010 compared to 34.9% in 2009. The increase in margin is the result of a reduction in certain material costs along with lower defective return costs.

•

Selling, general and administrative expenses increased 11.2% in 2010 to $98.0 million from $88.1 million in 2009, but were down as a percentage of sales from 23.3% in 2009 to 21.5% in 2010. The spending increase was the result of higher variable costs related to our sales increase, increased new product development spending and a $1.0 million charge to write off certain intangible assets. These increases were partially offset by lower operating expenses in most areas due to cost reduction initiatives.

•	Our effective tax rate decreased to 38.2% in 2010 from 38.8% in the prior year as a result of lower state income taxes.

•	Operating cash flow for 2010 was $30.7 million compared to $27.6 million in 2009.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “Dorman’s strong revenue and earnings growth in the fourth quarter and full year were driven by the introduction of a record number of new parts during 2010, and continued market penetration of formerly dealer-only products that were introduced in recent years. During 2010 we continued to invest in product development, engineering and sales resources. We expect these investments to further increase our industry-leading level of new product introductions in the years to come.”

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2009 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/25/10	Pct.	12/26/09	Pct.
Net sales	$122,519	100.0	$96,698	100.0
Cost of goods sold	75,890	61.9	60,634	62.7
Gross profit	46,629	38.1	36,064	37.3
Selling, general and administrative expenses	27,040	22.1	23,114	23.9
Income from operations	19,589	16.0	12,950	13.4
Interest expense, net	29	—	139	0.2
Income before income taxes	19,560	16.0	12,811	13.2
Provision for income taxes	7,339	6.0	5,074	5.2
Net income	$12,221	10.0	$7,737	8.0
Earnings per share
Basic	$0.69	—	$0.44	—
Diluted	$0.67	—	$0.43	—
Average shares outstanding
Basic	17,821	—	17,683	—
Diluted	18,199	—	18,024	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	52 Weeks		52 Weeks
Fourth Quarter (unaudited)	12/25/10	Pct.	12/26/09	Pct.
Net sales	$455,716	100.0	$377,378	100.0
Cost of goods sold	282,858	62.1	245,592	65.1
Gross profit	172,858	37.9	131,786	34.9
Selling, general and administrative expenses	97,976	21.5	88,117	23.3
Income from operations	74,882	16.4	43,669	11.6
Interest expense, net	209	—	343	0.1
Income before income taxes	74,673	16.4	43,326	11.5
Provision for income taxes	28,535	6.3	16,831	4.5
Net income	$46,138	10.1	$26,495	7.0
Earnings per share
Basic	$2.60	—	$1.50	—
Diluted	$2.55	—	$1.47	—
Average shares outstanding
Basic	17,767	—	17,658	—
Diluted	18,116	—	17,996	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/25/10	12/26/09
Assets:
Cash and cash equivalents	$30,463	$10,626
Accounts receivable	101,851	88,164
Inventories	120,433	89,927
Deferred income taxes	12,135	12,620
Prepaid expenses	2,213	2,248
Total current assets	267,095	203,585
Property & equipment	28,790	25,218
Goodwill	26,553	26,553
Other assets	721	2,046
Total assets	$323,159	$257,402

Liabilities & Shareholders’ Equity:
Current portion of long-term debt	$—	$90
Accounts payable	33,978	16,098
Accrued expenses and other	14,182	14,244
Total current liabilities	48,160	30,432
Long-term debt and other	3,210	2,941
Deferred income taxes	8,636	8,694
Shareholders’ equity	263,153	215,335
Total Liabilities and Equity	$323,159	$257,402

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		52 Weeks (Unaudited)
	12/25/10	12/26/09	12/25/10	12/26/09
Depreciation and amortization	$1,996	$2,061	$8,012	$7,835
Capital Expenditures	$4,266	$1,904	$11,453	$7,830